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                                                                   Exhibit 4.2.2

                  SECOND SUPPLEMENTAL INDENTURE ("Second Supplemental Indenture"), dated as of December 8, 2004, among Phibro Animal Health Corporation (the "U.S. Issuer"), Phillip Brothers Netherlands III B.V. (the "Dutch Issuer" and with the U.S. Issuer, the "Issuers"), each of the Guarantors named herein (including each Guarantor whose guarantee is confirmed by, or becomes effective pursuant to, this Second Supplemental Indenture), as guarantors, and HSBC Bank USA, National Association, as Trustee (the "Trustee"). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).

                  WHEREAS the Issuers and the Guarantors named therein have heretofore executed and delivered to the Trustee an Indenture, dated as of October 21, 2003, as amended by that certain First Supplemental Indenture dated as of June 25, 2004 (as such may be amended and supplemented from time to time, the "Indenture"), providing for the issuance of 105,000 Units due 2007 (the "Units"), each Unit consisting of $809.5238095 principal amount of 13% Senior Secured Notes due 2007 issued by Phibro Animal Health Corporation (the "U.S. Notes") and $190.4761905 principal amount of 13% Senior Secured Notes due 2007 issued by Philipp Brothers Netherlands III B.V. (the "Dutch Notes" together, the "Notes");

                  WHEREAS the Issuers propose to issue and sell to Jefferies & Company, Inc. 22,491 Additional Units, each such Additional Unit consisting of $809.5238095 principal amount of U.S. Notes and $190.4761905 principal amount of Dutch Notes;

                  WHEREAS, in connection with the issuance and sale of such Additional Units, in accordance with the Indenture, the Issuers have obtained the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to certain amendments (the "Amendments") to the Indenture as set forth in this Second Supplemental Indenture;

                  WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Notes have waived in writing the provision in Section 9.04 of the Indenture requiring that the Record Date be at least 30 days prior to the first solicitation of Consents.

                  WHEREAS, pursuant to Sections 9.02 and 12.16 of the Indenture, the Issuers and the Guarantors, when authorized by resolution of their respective Boards of Directors, and the Trustee, together, with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, are authorized to amend or supplement the Indenture as set forth in this Second Supplemental Indenture;

                  WHEREAS, the Issuers, each of the Guarantors and the Trustee desire and have agreed to execute and deliver this Second Supplemental Indenture as herein provided and all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

                  NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Notes as follows:

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                   Section 1. Subject to the consummation of the purchase by
Jefferies & Company, Inc., as initial purchaser of the Additional Notes contemplated by proposed clause (xx) to Section 4.12 of the Indenture (which clause (xx) is set forth in clause (c)(ii) below) in an aggregate principal amount of $22,491,000, on or prior to December 31, 2004, the Indenture is hereby amended as set forth below in this Section 1:

                   (a) Section 1.01. Section 1.01 of the Indenture is amended by adding the following definitions to the definitions contained in
         Section 1.01 of the Indenture in the corresponding alphabetical order:

                       "Belgium Equipment" means all equipment located at the Belgium Plant.

                       "Belgium Plant" means the plant owned by Phibro Belgium in Rixensart, Belgium.

                       "Belgium Plant Sale and Virginiamycin Production Transactions" means the following transactions and payments, including payments required pursuant to the documents to evidence such transactions, each of which is subject to entering into definitive documentation containing customary representations, warranties, covenants and indemnities for a transaction of that type, and changes in the definitive economic terms which are not, individually or in the aggregate, material to the Company: (i) the transfer of substantially all of the land and buildings and certain equipment of Phibro Belgium at the Belgium Plant, as well as the industrial activities and intellectual property relating to certain solvent technology of Phibro Belgium, for a purchase price of EUR 6.2 million, payable at closing;
         (ii) the transfer to GSK of a majority of the employees of Phibro Belgium and the corresponding responsibility for statutory severance obligations; (iii) GSK agreeing to be responsible for costs of cleaning-up, by demolition or otherwise, certain buildings not to be used by it, but for Phibro Belgium to reimburse GSK up to a maximum of EUR 0.7 million for such clean-up costs; (iv) in recognition of the benefits to the Company from the proposed transaction, Phibro Belgium agreeing to pay to GSK EUR 1.5 million within six months from the closing date, EUR 1.5 million within eighteen months from the closing date, EUR 1.5 million within thirty months from the closing date, and EUR 0.5 million within forty-two months from the closing date; (v) Phibro Belgium retaining certain excess land (valued at approximately EUR 0.4 million) and being able to sell such land for its own account;
         (vi) Phibro Belgium being responsible for certain plant closure costs and legally required severance indemnities in connection with workforce reductions, estimated in total to be EUR 7.7 million, of which an amount estimated to be approximately EUR 4.1 million would be payable at or around the closing and an aggregate amount so estimated to be approximately EUR 3.6 million would be payable over periods up to thirteen years; and (vii) Phibro Belgium retaining any or all equipment at the Belgium Plant, and being able to sell such equipment for the account of Phibro Belgium or transfer such equipment, together with other assets and rights related to the production of virginiamycin, to the Company's Restricted Subsidiary in Brazil that owns the facility in Guarulhos or in connection with alternative production arrangements.

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                           "Belgium Purchase Agreement" means a Purchase
         Agreement between Phibro Belgium and GSK relating to the Belgium Plant Sale and Virginiamycin Production Transactions, and any related or ancillary agreements or instruments entered into by Phibro Belgium, GSK, their respective Affiliates and/or other persons in connection with the Belgium Plant Sale and Virginiamycin Production Transactions, in each case as such agreements may be amended, modified or supplemented (so long as such amendments, modifications or supplements are not, individually or in the aggregate, materially adverse to the Company or the Holders).

                           "GSK" means Glaxosmithkline Biologicals SA and/or Affiliates.

                           "Phibro Belgium" means Phibro Animal Health SA (formerly Phibro Animal Health (Belgium) SPRL).

                   (b) Section 1.01. Section 1.01 of the Indenture is amended as follows:

                       (i) The definition of the term "Permitted Investments" is amended by inserting the following provision as the last clause of such definition:

                             "and (xi) Investments in Restricted Subsidiaries of the Company in connection with the production of virginiamycin in an amount not to exceed the Fair Market Value of the Belgium Equipment plus $15.0 million."

                       (ii) The definition of the term "Transactions" is amended by deleting the existing text of such definition in entirety and replacing it with the following:

                            "`Transactions' means, collectively, the Offering, the PMC Sale Transactions and the solicitation of consents with respect to the Company's Existing Notes to amendments to the indenture governing the Existing Notes, the Belgium Plant Sale and Virginiamycin Production Transactions and the offering of the Notes described in clause (xx) of the second paragraph under Section 4.12 of this Indenture to refinance a portion of the Credit Agreement and the solicitation of consents with respect to the Notes to amendments to the indenture to permit the foregoing."

                  (c) Section 4.12. Clause (i) of Section 4.12 is amended as follows:

                       (i) by deleting the existing text thereof and replacing it with the following:

                            "(i) Indebtedness of the Company and its Restricted Subsidiaries arising under the Credit Agreement, in an aggregate principal amount not to exceed at any time outstanding an amount equal to (w) $37.5 million; less (x) during the 30 day period preceding the date on which a scheduled payment of interest is due on the Notes, the aggregate amount of such interest, less (y) during the 30 day period preceding the date on which a scheduled payment of interest is due on the Existing Notes, the aggregate amount of such interest, less (z) the aggregate principal amount of Notes issued pursuant to clause (xx) below;"

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                            (ii) by inserting the following additional clauses
in Section 4.12 following clause (xviii):

                                 "(xix) Indebtedness of the Company and its Restricted Subsidiaries arising under the Belgium Purchase Agreement; and"

                                 "(xx) Indebtedness of the Issuers and the Guarantors represented by the Additional Notes issued after the Issue Date in an aggregate principal amount not to exceed $22.5 million, the proceeds of which are used to refinance or replace Indebtedness incurred pursuant to clause (i) above, Exchange Notes issued in exchange for such Additional Notes and the related Guarantees and the Company Guarantee."

                  (d) Section 4.13(6). Section 4.13(6) is amended by deleting the existing text thereof and replacing it with the following:

                      "(6) an agreement for the sale or disposition of assets or the Capital Stock of a Restricted Subsidiary; provided, however, that such restriction or encumbrance is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted by Section 4.16, provided further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 270 days after such execution and delivery (other than any such restriction or encumbrance contained in the Belgium Purchase Agreement);"

                  (e) Section 5.01(b). Section 5.01(b) is amended by adding the following as an additional provision thereof:

                      "Notwithstanding the foregoing, the Dutch Issuer may permit, and there may be effected, the Belgium Plant Sale and Virginiamycin Production Transactions."

                   Section 2. The Issuers and the Guarantors agree that the Trustee is permitted, and each of them hereby authorizes the Trustee, to place a notation about this Second Supplemental Indenture on the Notes in accordance with the provisions of Section 9.05 of the Indenture.

                   Section 3. The Trustee accepts this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.

                   Section 4. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof. Except as otherwise expressly provided for in this Second Supplemental Indenture, all of the terms and conditions of the Indenture are hereby ratified and shall remain unchanged and continue in full force and effect.

                   Section 5. The recitals contained in this Second Supplemental Indenture shall be

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taken as the statements made solely by the Issuers and the Guarantors, and the
Trustee shall have no liability or responsibility for their correctness, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of (i) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuers and the Guarantors by corporate action or otherwise, (iii) the due execution hereof by the Issuers and the Guarantors or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

                   Section 6. This Second Supplemental Indenture shall become effective upon the execution and delivery hereof by the Issuers, the Guarantors and the Trustee.

                   Section 7. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                   Section 8. This Second Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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                                   SIGNATURES

                   IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date written above.

                                    PHIBRO ANIMAL HEALTH CORPORATION

                                    By: /s/ Richard G. Johnson
                                        -------------------------
                                    Name: Richard G. Johnson
                                    Title Chief Financial Officer

                                    PHILIPP BROTHERS NETHERLANDS III B.V.
                                    By: Philipp Brothers Netherlands II B.V.

                                    By: /s/ Jack C. Bendheim
                                        -------------------------
                                    Name: Jack C. Bendheim
                                    Title Managing Director

                                    By: /s/ Joseph M. Katzenstein
                                        -------------------------
                                    Name: Joseph M. Katzenstein
                                    Title Managing Director

                                    DOMESTIC GUARANTORS:
                                    PRINCE AGRIPRODUCTS, INC.
                                    PHIBROCHEM, INC.
                                    PHIBRO ANIMAL HEALTH HOLDINGS, INC.
                                    PHIBRO CHEMICALS, INC.
                                    WESTERN MAGNESIUM CORP.
                                    C P CHEMICALS, INC.
                                    PHIBRO-TECH, INC.
                                    PHIBRO ANIMAL HEALTH U.S., INC.

                                    By: /s/ David C. Storbeck
                                    ----------------------------
                                    Name: David C. Storbeck
                                    Title: Vice President

                                    FOREIGN GUARANTOR:
                                    PHIBRO ANIMAL HEALTH SA

                                    By: /s/ Jack C. Bendheim
                                    ----------------------------
                                    Name:  Jack C. Bendheim
                                    Title: Managing Director

Accepted and Agreed to:
HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By: /s/ Herawatta Alli
    --------------------------------------
         Name: Herawatta Alli
         Title: Assistant Vice President

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